Exhibit 99.1

Recent Developments

In this exhibit, NCL Corporation Ltd. and its consolidated subsidiaries are referred to as “our” and “we.”

Business & Operations Update

We continue to experience strong consumer demand and remain at our optimal booked position on a 12-month forward basis. Onboard revenue generation remained robust during the quarter with broad-based strength across all revenue streams. We also continue to make solid progress on our ongoing margin enhancement initiative which includes efforts to rightsize our cost base.

During the third quarter and into the fourth quarter, we have experienced operational impacts from higher fuel prices as well as global events including the wildfires in Maui and the escalating conflict in Israel. Pride of America, which offers year-round inter-island Hawaii itineraries, modified certain itineraries in August to avoid stressing local resources in Maui. Following the wildfires, we also experienced a slowdown in close-in bookings for sailings in Hawaii, primarily concentrated in the fourth quarter of 2023. Demand has improved in recent weeks and we expect this impact to be temporary. Pride of America accounts for approximately 3% of our capacity in the fourth quarter of 2023. In addition, after the escalation of the conflict in Israel, we are cancelling and redirecting all calls to Israel for the remainder of 2023. We will continue to closely monitor and evaluate future sailings with calls to Israel and adjust as needed. Prior to the conflict, approximately 6% of our capacity in the fourth quarter of 2023 had visits to Israel. To mitigate the impact of fuel price volatility, we have a fuel hedge program in place. As of June 30, 2023, we had hedged approximately 51%, 26% and 0% of our total projected metric tons of fuel consumption for the remainder of 2023, 2024 and 2025, respectively. As of October 5, 2023, we had hedged approximately 45%, 35% and 5% of our total projected metric tons of fuel consumption for the remainder of 2023, 2024 and 2025, respectively.